Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers

Brigham Resources, LLC.:

We consent to the use of our reports dated March 18, 2019 with respect to the consolidated balance sheets of Brigham Resources, LLC as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, members’ equity, and cash flows for the years then ended and the related notes (collectively, the consolidated financial statements) included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas

April 9, 2019